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                        CIT EQUIPMENT COLLATERAL 2003-EF1
                      BALANCE SHEET AS OF SEPTEMBER 9, 2003

        Assets -- Account Receivable........................................$     1
                                                                            =======
        Liabilities.........................................................$     -
                                                                            -------
        Beneficial Equity...................................................$     1
                                                                            -------
        Total Liabilities and Beneficial Equity.............................$     1
                                                                            =======

See accompanying notes to balance sheet.

                           NOTES TO THE BALANCE SHEET

Note 1 - The Owner Trust

                  CIT Equipment Collateral 2003-EF1 (the "Owner Trust") is a limited purpose statutory trust established under the laws of the State of Delaware. It was formed on September 9, 2003 by NCT Funding Company, L.L.C. (the "Trust Depositor") and M&T Trust Company of Delaware (the "Owner Trustee") under a trust agreement dated as of September 9, 2003 between the Trust Depositor and the Owner Trustee. The activities of the Owner Trust are limited by the terms of the trust agreement to acquiring, owning and managing lease and loan contracts and related assets, issuing and making payments on notes and subordinate securities and other related activities. Prior to and including September 9, 2003, the Owner Trust did not conduct any activities.

                  The Trust Depositor will pay all fees and expenses related to the organization and operations of the Owner Trust, other than withholding taxes imposed by the United States or any other domestic taxing authority. The Trust Depositor has also agreed to indemnify the indenture trustee and Owner Trustee and certain other persons involved in the sale of notes.

Note 2 - Summary of Significant Accounting Policies

                  Basis of presentation - The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. A separate income statement, statement of changes in shareholder's equity, and statement of cash flows have not been presented in the financial statements as the activities of this entity are nominal.






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                         REPORT OF INDEPENDENT AUDITORS

To the Beneficial Owner
CIT Equipment Collateral 2003-EF1:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of CIT Equipment Collateral 2003-EF1 (the Owner Trust) at September 9, 2003 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Beneficial Owner's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

New York, New York
September 15, 2003